Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
441-278-9250
441-278-9255 fax

CONTACT:
PRESS RELEASE	Mark D. Lyons
NASDAQ Symbol ACGL	Executive Vice President and
For Immediate Release	Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2016 SECOND QUARTER RESULTS
HAMILTON, BERMUDA, July 27, 2016 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2016 second quarter was $205.6 million, or $1.65 per share, compared to $110.3 million, or $0.88 per share, for the 2015 second quarter. The Company’s net income available to Arch common shareholders represented an annualized return on average common equity of 13.2% for the 2016 second quarter, compared to 7.5% for the 2015 second quarter. For the trailing twelve months ended June 30, 2016, net income available to Arch common shareholders produced a 7.9% return on average common equity. The Company’s book value per common share was $52.04 at June 30, 2016, a 4.4% increase from $49.87 per share at March 31, 2016 and a 9.6% increase from $47.49 per share at June 30, 2015. All earnings per share amounts discussed in this release are on a diluted basis.
The Company also reported after-tax operating income available to Arch common shareholders of $140.6 million, or $1.13 per share, for the 2016 second quarter, compared to $146.0 million, or $1.16 per share, for the 2015 second quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 9.0% for the 2016 second quarter, compared to 9.9% for the 2015 second quarter. For the trailing twelve months ended June 30, 2016, after-tax operating income available to Arch common shareholders produced a 9.1% return on average common equity. After-tax operating income or loss available to Arch common shareholders and the related return on average common equity are non-GAAP measures. See ‘Comments on Regulation G’ for further details.
The Company’s 2016 second quarter results included losses for current year catastrophic events of $36.3 million, net of reinsurance and the effects of reinstatement premiums, with $20.6 million from the insurance segment and $15.7 million from the reinsurance segment. Events in the 2016 second quarter included the Texas hailstorms and floods, Fort McMurray wildfires, earthquake events in Japan and Ecuador and other U.S. weather events.
The following table summarizes the Company’s consolidated underwriting results:

(U.S. dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change

Gross premiums written	$1,329,936	$1,199,209	10.9	$2,767,902	$2,541,231	8.9
Net premiums written	1,023,563	943,580	8.5	2,144,798	2,010,575	6.7
Net premiums earned	1,005,985	943,438	6.6	1,957,564	1,853,702	5.6
Underwriting income	111,746	105,114	6.3	222,689	221,585	0.5
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	58.1%	55.1%	3.0	56.6%	54.7%	1.9
Acquisition expense ratio	17.4%	18.6%	(1.2)	17.7%	18.3%	(0.6)
Other operating expense ratio	15.9%	16.0%	(0.1)	15.9%	16.2%	(0.3)
Combined ratio	91.4%	89.7%	1.7	90.2%	89.2%	1.0
Please note that these amounts include the impact of the ‘other’ segment (i.e., results of Watford Re). See ‘Comments on Regulation G’ for a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders. The ‘other’ segment includes amounts related to Watford Re. Pursuant to generally accepted accounting principles, Watford Re is considered a variable interest entity and the Company concluded that it is the primary beneficiary of Watford Re. As such, the Company consolidates the results of Watford Re in its consolidated financial statements, although it only owns approximately 11% of Watford Re’s common equity.
Segment Information

The following section provides analysis on the Company’s 2016 second quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated June 30, 2016. The Company’s segment information includes the use of underwriting income and a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$762,043	$744,810	2.3
Net premiums written	515,168	509,067	1.2
Net premiums earned	527,650	509,825	3.5

Underwriting income	3,329	23,643	(85.9)

Underwriting Ratios			% Point Change
Loss ratio	67.2%	62.9%	4.3
Acquisition expense ratio	14.7%	15.0%	(0.3)
Other operating expense ratio	17.5%	17.5%	—
Combined ratio	99.4%	95.4%	4.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	3.9%	1.2%	2.7
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(0.8)%	(3.4)%	2.6
Combined ratio excluding catastrophic activity and prior year development (1)	96.3%	97.6%	(1.3)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2016 second quarter were 2.3% higher than in the 2015 second quarter while net premiums written were 1.2% higher than in the 2015 second quarter. The increase in net premiums written reflected growth in travel, construction and national accounts, partially offset by a reduction in programs and property lines. The growth in travel reflected both new business and continued expansion in existing accounts. The increase in construction and national accounts primarily reflected new business and audit premiums. The reduction in program business primarily reflected the continued impact of the non-renewal of a large program in the latter part of 2015 while the lower level of net premiums written in property lines reflected continued weak market conditions. Net premiums earned by the insurance segment in the 2016 second quarter were 3.5% higher than in the 2015 second quarter, and reflect changes in net premiums written over the previous five quarters.
The 2016 second quarter loss ratio reflected 3.9 points of current year catastrophic activity, compared to 1.2 points in the 2015 second quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 0.9 points in the 2016 second quarter, compared to 3.6 points in the 2015 second quarter. The estimated net favorable development in the 2016 second quarter primarily resulted from better than expected claims emergence in property lines from more recent accident years and in longer-tailed lines from earlier accident years, partially offset by a large energy casualty claim from the 2015 accident year. The balance of the change in the 2016 second quarter loss ratio resulted, in part, from changes in the mix of business.
The underwriting expense ratio was 32.2% in the 2016 second quarter, compared to 32.5% in the 2015 second quarter. The comparison of the underwriting expense ratios and the underlying acquisition expense and other operating expense ratios reflected changes in the mix of business and the level of reinsurance ceded on a quota share basis.

Reinsurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$412,053	$342,101	20.4
Net premiums written	292,102	252,655	15.6
Net premiums earned	291,256	273,965	6.3
Other underwriting income	20,118	2,658	656.9

Underwriting income	72,372	68,073	6.3

Underwriting Ratios			% Point Change
Loss ratio	50.2%	40.6%	9.6
Acquisition expense ratio	19.2%	21.3%	(2.1)
Other operating expense ratio	12.7%	14.2%	(1.5)
Combined ratio	82.1%	76.1%	6.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	5.4%	3.6%	1.8
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(21.7)%	(21.5)%	(0.2)
Combined ratio excluding catastrophic activity and prior year development (1)	98.4%	94.0%	4.4

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2016 second quarter were 20.4% higher than in the 2015 second quarter, while net premiums written were 15.6% higher than in the 2015 second quarter. The growth reflected the impact of a loss portfolio transfer which resulted in $52.1 million of gross premiums written and $40.2 million of net premiums written. Such premium was substantially earned in the period and resulted in a corresponding increase to losses and loss adjustment expenses. Excluding such transaction, net premiums written were flat, reflecting competitive market conditions and a higher level of ceded premiums.
Other underwriting income for the 2016 second quarter included $19.1 million related to a contract which was commuted during the period. This contract had been reflected as a deposit accounting liability (i.e., a contract that, in accordance with GAAP, does not pass risk transfer) prior to the commutation.
The 2016 second quarter loss ratio reflected 7.7 points related to the loss portfolio transfer noted above. In addition, the 2016 second quarter loss ratio included 6.1 points of current year catastrophic activity, compared to 3.7 points of catastrophic activity in the 2015 second quarter, and a higher level of attritional large loss activity than in the 2015 second quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 24.0 points in the 2016 second quarter, compared to 21.1 points in the 2015 second quarter. The estimated net favorable development in the 2016 second quarter primarily resulted from better than expected claims emergence in short-tail business from most underwriting years and in longer-tail business across earlier underwriting years.
The underwriting expense ratio was 31.9% in the 2016 second quarter, compared to 35.5% in the 2015 second quarter. The loss portfolio transfer noted above improved the 2016 second quarter expense ratio by 5.0 points. The 2016 second quarter ratio reflected changes in the mix and type of business.

Mortgage Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$118,434	$68,572	72.7
Net premiums written	111,465	61,670	80.7
Net premiums earned	66,512	52,459	26.8
Other underwriting income	4,137	3,686	12.2

Underwriting income	37,769	16,627	127.2

Underwriting Ratios			% Point Change
Loss ratio	0.6%	18.4%	(17.8)
Acquisition expense ratio	12.8%	19.4%	(6.6)
Other operating expense ratio	36.1%	37.5%	(1.4)
Combined ratio	49.5%	75.3%	(25.8)

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(16.6)%	(2.1)%	(14.5)
Combined ratio excluding prior year development (1)	66.1%	77.4%	(11.3)

(1)	See ‘Comments on Regulation G’ for further discussion.
The mortgage segment includes the Company’s U.S. and international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. Arch Mortgage Insurance Company (“Arch MI U.S.”) is approved as an eligible mortgage insurer by Fannie Mae and Freddie Mac.
Gross premiums written by the mortgage segment in the 2016 second quarter were 72.7% higher than in the 2015 second quarter, while net premiums written were 80.7% higher than in the 2015 second quarter. Approximately two thirds of the increase was in Australian mortgage reinsurance business with the remainder split between U.S. primary business, primarily from banks and other non-credit union originators, and in GSE credit risk-sharing transactions receiving insurance accounting treatment. Net premiums earned for the 2016 second quarter were 26.8% higher than in the 2015 second quarter, reflecting the growth in insurance in force.
Other underwriting income, which is primarily related to GSE risk-sharing transactions receiving derivative accounting treatment, was $4.1 million for the 2016 second quarter, compared to $3.7 million for the 2015 second quarter.
The loss ratio for the 2016 second quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 16.6 points, compared to 2.1 points in the 2015 second quarter, driven primarily by continued lower than expected claim rates. As noted previously, the mortgage segment’s underwriting expense ratio is expected to stay at an elevated level until Arch MI U.S. reaches scale.
At June 30, 2016, the mortgage segment’s risk-in-force consisted of $8.40 billion from Arch MI U.S. and an additional $4.56 billion through the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $6.42 billion of new insurance written (“NIW”) during the 2016 second quarter, of which 76% was from banks and other non-credit union mortgage originators. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.
Corporate (Non-Underwriting) Segment
The corporate (non-underwriting) segment results include net investment income, other income (loss), corporate expenses, interest expense, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, income taxes and items related to the Company’s non-cumulative preferred shares. Such amounts exclude the results of the ‘other’ segment.
Net investment income for the 2016 second quarter was $0.57 per share, or $70.4 million, compared to $0.53 per share, or $67.2 million, for the 2015 second quarter, and $0.57 per share, or $70.4 million, for the 2016 first quarter. The 2016 second quarter net investment income reflected approximately $2.3 million related to inflation adjustments on U.S. Treasury Inflation-Protected Securities along with adjustments on structured securities, partially offset by lower returns from alternative investments. The annualized pre-tax investment income yield was 2.08% for the 2016 second quarter, compared to 2.05% for the 2015 second quarter and 2.13% for the 2016 first quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company’s investment strategy, which puts an emphasis on total return.

Corporate expenses were $17.2 million for the 2016 second quarter, compared to $17.4 million for the 2015 second quarter. Such amounts primarily represent certain holding company costs necessary to support the Company’s worldwide insurance, reinsurance and mortgage operations and costs associated with operating as a publicly traded company.
Interest expense for the 2016 second quarter was $12.4 million, compared to $4.0 million for the 2015 second quarter. Such amounts reflected $12.4 million related to the Company’s senior notes and other borrowings, while the 2015 second quarter was partially offset by an $8.4 million reduction in interest expense on the deposit accounting liability contract discussed above.
On a pre-tax basis, net foreign exchange gains for the 2016 second quarter were $22.5 million, compared to net foreign exchange losses for the 2015 second quarter of $22.6 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, from time to time the Company may elect to over or underweight one or more currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 6.4% for the 2016 second quarter and 7.8% for the six months ended June 30, 2016, compared to 5.6% for the 2015 second quarter and 4.7% for the six months ended June 30, 2015. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 5.9% for the 2016 second quarter and 6.2% for the six months ended June 30, 2016, compared to 3.9% for the 2015 second quarter and 3.9% for the six months ended June 30, 2015. The Company’s effective tax rate fluctuates from year to year based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any. The adjustment to the estimated annual effective tax rate in the 2016 second quarter did not have a material impact on the Company’s after-tax results.
Capitalization and Shareholders’ Equity

At June 30, 2016, total capital available to Arch of $7.60 billion consisted of $791.4 million of senior notes, representing 10.4% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.3% of the total, $325.0 million of preferred shares, representing 4.3% of the total, and common shareholders’ equity of $6.38 billion, representing 84.0% of the total. At December 31, 2015, total capital available to Arch of $7.10 billion consisted of $791.3 million of senior notes, representing 11.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.88 billion, representing 82.9% of the total.
Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on July 28, 2016. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on July 28, 2016 at 2:00 p.m. Eastern Time until August 4, 2016 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 38285511 for all callers).
Please refer to the Company’s Financial Supplement dated June 30, 2016, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $7.60 billion in capital at June 30, 2016, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on the following page of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders and related diluted per share results. Each line item reflects the impact of the Company’s approximate 11% ownership of Watford Re’s common equity:

(U.S. dollars in thousands, except share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income available to Arch common shareholders	$205,570	$110,305	$354,884	$388,157
Net realized (gains) losses	(43,935)	27,837	(76,399)	(39,638)
Net impairment losses recognized in earnings	5,343	1,113	12,982	6,912
Equity in net (income) loss of investment funds accounted for using the equity method	(8,737)	(16,168)	(15,392)	(22,057)
Net foreign exchange (gains) losses	(22,703)	22,241	(494)	(44,574)
Income tax expense (1)	5,036	628	10,735	7,002
After-tax operating income available to Arch common shareholders	$140,574	$145,956	$286,316	$295,802

Diluted per common share results:
Net income available to Arch common shareholders	$1.65	$0.88	$2.85	$3.05
Net realized (gains) losses	(0.35)	0.22	(0.62)	(0.31)
Net impairment losses recognized in earnings	0.04	0.01	0.10	0.05
Equity in net (income) loss of investment funds accounted for using the equity method	(0.07)	(0.13)	(0.12)	(0.17)
Net foreign exchange (gains) losses	(0.18)	0.18	—	(0.35)
Income tax expense	0.04	—	0.09	0.06
After-tax operating income available to Arch common shareholders	$1.13	$1.16	$2.30	$2.33

Weighted average common shares and common share equivalents outstanding — diluted	124,365,596	125,885,420	124,425,126	127,156,713

Beginning common shareholders’ equity	$6,088,587	$5,963,702	$5,879,881	$5,805,053
Ending common shareholders’ equity	6,378,922	5,812,515	6,378,922	5,812,515
Average common shareholders’ equity	$6,233,755	$5,888,109	$6,129,402	$5,808,784

Annualized return on average common equity	13.2%	7.5%	11.6%	13.4%
Annualized operating return on average common equity	9.0%	9.9%	9.3%	10.2%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method and net foreign exchange gains or losses reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on pages 8 and 9.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment, with the exception of goodwill and intangible assets, and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions. Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.

In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
The following tables summarize the Company’s results by segment for the 2016 second quarter and 2015 second quarter and a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	June 30, 2016
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$762,043	$412,053	$118,434	$1,292,199	$109,285	$1,329,936
Premiums ceded	(246,875)	(119,951)	(6,969)	(373,464)	(4,457)	(306,373)
Net premiums written	515,168	292,102	111,465	918,735	104,828	1,023,563
Change in unearned premiums	12,482	(846)	(44,953)	(33,317)	15,739	(17,578)
Net premiums earned	527,650	291,256	66,512	885,418	120,567	1,005,985
Other underwriting income	—	20,118	4,137	24,255	969	25,224
Losses and loss adjustment expenses	(354,633)	(146,091)	(366)	(501,090)	(83,502)	(584,592)
Acquisition expenses, net	(77,317)	(55,796)	(8,523)	(141,636)	(33,645)	(175,281)
Other operating expenses	(92,371)	(37,115)	(23,991)	(153,477)	(6,113)	(159,590)
Underwriting income (loss)	$3,329	$72,372	$37,769	113,470	(1,724)	111,746

Net investment income				70,397	17,941	88,338
Net realized gains (losses)				40,927	27,291	68,218
Net impairment losses recognized in earnings				(5,343)	—	(5,343)
Equity in net income (loss) of investment funds accounted for using the equity method				8,737	—	8,737
Other income (loss)				(7)	—	(7)
Corporate expenses				(17,200)	—	(17,200)
Interest expense				(12,432)	(3,231)	(15,663)
Net foreign exchange gains (losses)				22,461	2,201	24,662
Income before income taxes				221,010	42,478	263,488
Income tax expense				(14,131)	—	(14,131)
Net income				206,879	42,478	249,357
Dividends attributable to redeemable noncontrolling interests				—	(4,586)	(4,586)
Amounts attributable to nonredeemable noncontrolling interests				—	(33,716)	(33,716)
Net income available to Arch				206,879	4,176	211,055
Preferred dividends				(5,485)	—	(5,485)
Net income available to Arch common shareholders				$201,394	$4,176	$205,570

Underwriting Ratios
Loss ratio	67.2%	50.2%	0.6%	56.6%	69.3%	58.1%
Acquisition expense ratio	14.7%	19.2%	12.8%	16.0%	27.9%	17.4%
Other operating expense ratio	17.5%	12.7%	36.1%	17.3%	5.1%	15.9%
Combined ratio	99.4%	82.1%	49.5%	89.9%	102.3%	91.4%

Net premiums written to gross premiums written	67.6%	70.9%	94.1%	71.1%	95.9%	77.0%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	June 30, 2015
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$744,810	$342,101	$68,572	$1,155,253	$127,954	$1,199,209
Premiums ceded	(235,743)	(89,446)	(6,902)	(331,861)	(7,766)	(255,629)
Net premiums written	509,067	252,655	61,670	823,392	120,188	943,580
Change in unearned premiums	758	21,310	(9,211)	12,857	(12,999)	(142)
Net premiums earned	509,825	273,965	52,459	836,249	107,189	943,438
Other underwriting income	521	2,658	3,686	6,865	852	7,717
Losses and loss adjustment expenses	(320,926)	(111,183)	(9,639)	(441,748)	(77,678)	(519,426)
Acquisition expenses, net	(76,723)	(58,360)	(10,200)	(145,283)	(30,142)	(175,425)
Other operating expenses	(89,054)	(39,007)	(19,679)	(147,740)	(3,450)	(151,190)
Underwriting income (loss)	$23,643	$68,073	$16,627	108,343	(3,229)	105,114

Net investment income				67,171	19,792	86,963
Net realized gains (losses)				(26,860)	(8,865)	(35,725)
Net impairment losses recognized in earnings				(1,113)	—	(1,113)
Equity in net income (loss) of investment funds accounted for using the equity method				16,167	—	16,167
Other income (loss)				2,205	—	2,205
Corporate expenses				(17,418)	—	(17,418)
Interest expense				(4,011)	—	(4,011)
Net foreign exchange gains (losses)				(22,571)	2,988	(19,583)
Income before income taxes				121,913	10,686	132,599
Income tax expense				(6,780)	—	(6,780)
Net income				115,133	10,686	125,819
Dividends attributable to redeemable noncontrolling interests				—	(4,743)	(4,743)
Amounts attributable to nonredeemable noncontrolling interests				—	(5,286)	(5,286)
Net income available to Arch				115,133	657	115,790
Preferred dividends				(5,485)	—	(5,485)
Net income available to Arch common shareholders				$109,648	$657	$110,305

Underwriting Ratios
Loss ratio	62.9%	40.6%	18.4%	52.8%	72.5%	55.1%
Acquisition expense ratio	15.0%	21.3%	19.4%	17.4%	28.1%	18.6%
Other operating expense ratio	17.5%	14.2%	37.5%	17.7%	3.2%	16.0%
Combined ratio	95.4%	76.1%	75.3%	87.9%	103.8%	89.7%

Net premiums written to gross premiums written	68.3%	73.9%	89.9%	71.3%	93.9%	78.7%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2016;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.